As filed with the Securities and Exchange Commission on September 17, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dutch Bros Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-1041305
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)
110 SW 4th Street
Grants Pass, Oregon	97526
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan
(Full titles of the plan)
Joth Ricci
President and Chief Executive Officer
Dutch Bros Inc.
110 SW 4th Street
Grants Pass, Oregon 97526
(541) 955-4700
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Eric Jensen
Alan Hambelton
David Peinsipp
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒	Accelerated filer	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2021 Equity Incentive Plan (Class A common stock, $0.00001 par value per share)	17,044,510(2)	$23.00(3)	$392,023,730(3)	$42,770
TOTAL	17,044,510	—	$392,023,730	$42,770
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Dutch Bros Inc.’s (the “Registrant”) outstanding shares of Class A common stock, par value $0.00001 per share (the “Class A common stock”).
(2)    Includes 17,044,510 shares of Class A common stock currently reserved for future grant under the 2021 Plan. The 2021 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2021 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 1.0% of the total number of shares of Class A common stock outstanding on December 31st of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Class A common stock.
(3)    Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $23.00 per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-258988), declared effective on September 14, 2021.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Dutch Bros Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:
(a)    the Registrant’s prospectus filed on September 16, 2021 pursuant to Rule 424(b), dated September 14, 2021, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-258988), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and
(b)    the description of the Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40798) filed with the Commission on September 10, 2021, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with the Registrant’s directors and executive officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and executive officers to the fullest extent permitted by law, including expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of the Registrant, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258988), filed with the Commission on September 7, 2021).

4.2
Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258988), filed with the Commission on August 20, 2021).

4.3
Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258988), filed with the Commission on September 7, 2021).

5.1*	Opinion of Cooley LLP.
23.1*	Consent of KPMG LLP, independent registered public accounting firm, as to Registrant.
23.2*	Consent of KPMG LLP, independent registered public accounting firm, as to Dutch Mafia, LLC.
23.3*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this registration statement).
99.1*	2021 Equity Incentive Plan.
99.2
Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258988), filed with the Commission on September 7, 2021).

99.3
Form of RSU Award Grant Notice and Award Agreement under the 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258988), filed with the Commission on September 7, 2021).

99.4
Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258988), filed with the Commission on September 7, 2021).

 *    Filed herewith.
Item 9.    Undertakings.
A.    The undersigned Registrant hereby undertakes:
1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grants Pass, State of Oregon, on September 17, 2021.

DUTCH BROS INC.

By:	/s/ Joth Ricci
Joth Ricci
Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joth Ricci and Charles L. Jemley, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joth Ricci	Chief Executive Officer and President (Principal Executive Officer)	September 17, 2021
Joth Ricci

/s/ Travis Boersma	Executive Chairman	September 17, 2021
Travis Boersma

/s/ Charles L. Jemley	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2021
Charles L. Jemley

/s/ Shelley Broader	Director	September 17, 2021
Shelley Broader

/s/ Thomas Davis	Director	September 17, 2021
Thomas Davis

/s/ Charles Esserman	Director	September 17, 2021
Charles Esserman

/s/ Kathryn George	Director	September 17, 2021
Kathryn George

/s/ Blythe Jack	Director	September 17, 2021
Blythe Jack